Press Release

Safehold Reports Second Quarter 2021 Results

NEW YORK, July 22, 2021

Safehold Inc. (NYSE: SAFE) reported results for the second quarter 2021.

Highlights from the second quarter earnings announcement include:

—	Revenue of $44.2 million
—	Net income of $14.7 million
—	Earnings per share of $0.28
—	$222 million of new ground lease investments(1)
—	$374 million of UCA growth
—	$400 million initial unsecured bond offering
—	Launched Ground Lease Plus, a new Safehold product that meets customers’ demands earlier in the life cycle of an asset during the pre-development stage

“During the second quarter, Safehold grew its portfolio by over $200 million, while innovatively expanding its suite of products to capture pre-development opportunities,” said Jay Sugarman, Chairman and Chief Executive Officer. “With ample liquidity on hand, a robust pipeline, and a lower cost of capital, Safehold is well positioned to continue to drive growth and deliver modern ground lease capital to a broader customer base.”

SAFE published a presentation detailing these results which can be found on its website, www.safeholdinc.com in the “Investor Relations” section.

(1) Investments in Q2 ’21 include $12m of forward commitments that have not yet been funded. There can be no assurance that Safehold will complete these transactions.

1114 Avenue of the Americas

New York, NY 10036
T 212.930.9400
E investors@safeholdinc.com

The Company will host an earnings conference call reviewing this presentation beginning at 10:00 a.m. ET. This conference call will be broadcast live and can be accessed by all interested parties through Safehold's website and by using the dial-in information listed below:

Dial-In:	877.226.8189
International:	409.207.6980
Access Code:	1455358

A replay of the call will be archived on the Company’s website. Alternatively, the replay can be accessed via dial-in from 1:00 p.m. ET on July 22, 2021 through 12:00 a.m. ET on August 5, 2021 by calling:

Replay:	866.207.1041
International:	402.970.0847
Access Code:	7260006

About Safehold:

Safehold Inc. (NYSE: SAFE) is revolutionizing real estate ownership by providing a new and better way for owners to unlock the value of the land beneath their buildings. Through its modern ground lease capital solution, Safehold helps owners of high quality multifamily, office, industrial, hospitality and mixed-use properties in major markets throughout the United States generate higher returns with less risk. The Company, which is taxed as a real estate investment trust (REIT) and is managed by its largest shareholder, iStar Inc., seeks to deliver safe, growing income and long-term capital appreciation to its shareholders. Additional information on Safehold is available on its website at www.safeholdinc.com.

Company Contact:
Jason Fooks
Senior Vice President
Investor Relations & Marketing
T 212.930.9400
E investors@safeholdinc.com

1114 Avenue of the Americas

New York, NY 10036T 212.930.9400E investors@safeholdinc.com